UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 16, 2019
Axovant Sciences Ltd.

(Exact name of registrant as specified in its charter)

Bermuda	001-37418	98-1333697
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)
Suite 1, 3rd Floor 11-12 St. James’s Square London SW1Y 4LB, United Kingdom
(Address of principal executive office)
Registrant’s telephone number, including area code: +44 203 318 9708

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed, effective February 15, 2019, Mark F. Altmeyer, the prior chief commercial officer and president of a subsidiary of Axovant Sciences Ltd., or ASL, resigned from all of his positions at ASL and its affiliated entities and transitioned to Arvelle Therapeutics B.V., or Arvelle, in connection with the formation and initial funding of Arvelle. On March 16, 2019, Mr. Altmeyer executed a separation and general release agreement, or the Separation Agreement, with Axovant Sciences Inc., a wholly-owned subsidiary of ASL. The Separation Agreement will be effective on March 24, 2019, unless revoked prior thereto.

Pursuant to the Separation Agreement, Mr. Altmeyer will receive his prorated target annual performance bonus for fiscal year 2018, equal to $161,458. Mr. Altmeyer’s time-based vesting options will vest in equal quarterly installments in accordance with the applicable option agreement through February 15, 2019. In addition, for time based vesting options that completed part of a vesting period as of January 31, 2019, a pro rata portion of such option that would have vested on the next vesting date will vest on an accelerated basis, based on the completed portion of the vesting period through January 31, 2019. Mr. Altmeyer’s performance-based stock options would vest based on achievement of the performance criteria set forth in the applicable option agreements at or prior to February 15, 2019. Mr. Altmeyer will have until February 15, 2020 to exercise his vested stock options. In exchange for these benefits, Mr. Altmeyer agreed to certain customary restrictive covenant and release provisions in favor of ASI and its affiliates.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Axovant Sciences Ltd.

Date: March 21, 2019	By:	/s/ Gregory Weinhoff
	Name:	Gregory Weinhoff
	Title:	Principal Financial Officer